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Prospectus Supplement No. 17                    Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 6, 2001              File No. 333-62234


                                 CEPHALON, INC.

           $400,000,000 5-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated August 6, 2001, as amended and supplemented from time to time, relating to the potential resale from time to time of $400,000,000 5-1/4% Convertible Subordinated Notes due 2006 and 5,405,405 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

            The following table supplements, or amends, as noted, the information set forth in the prospectus under the caption "Selling Securityholders" with respect to:

               - the principal amount of notes beneficially owned by each selling securityholder and the maximum principal amount that each may offer, and

               - the number of shares of common stock issued upon conversion of the notes that each selling securityholder may sell under the prospectus, as amended or supplemented.


                                                                                                              NUMBER OF COMMON
                                                                                                              SHARES ISSUED UPON
                                                                               PRINCIPAL AMOUNT OF NOTES    CONVERSION THAT MIGHT BE
NAME OF SELLING SECURITYHOLDER (1)                                              BENEFICIALLY OWNED (2)             SOLD
----------------------------------                                              ----------------------      ------------------------
The following information supplements the information set forth in the prospectus originally filed or as previously amended or supplemented:

Arbitex Master Fund L.P.                                                          11,850,000                           160,135
Lyxor Master Fund ref HW                                                           2,300,000                            31,081

The following information amends the information set forth in the prospectus originally filed or as previously amended or supplemented:

Zurich Institutional Benchmarks Master Fund Ltd.                                     200,000                             2,702
c/o TQA Investors, LLC*

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(1)  The information set forth herein is as of July 3, 2002 and will be updated as required.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

* This Selling Securityholder was originally listed in the prospectus under the name Zurich Institutional Benchmarks Master Fund Ltd.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is July 3, 2002.